EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 22 day of June 2017 (the “Effective Date”), by and between BTCS Inc., a Nevada corporation (the “Corporation”), and Michal Handerhan (the “Executive”), under the following circumstances:

RECITALS:

WHEREAS, the Corporation desires to secure the continued services of the Executive upon the terms and conditions hereinafter set forth, and

WHEREAS, the Executive desires to continue rendering services to the Corporation upon the terms and conditions hereinafter set forth, and

WHEREAS, the Corporation presently employs the Executive in which capacity the Executive serves as an officer of the Corporation, and

WHEREAS, the Board of Directors of the Corporation (the “Board”) recognizes the valuable services rendered to the Corporation and its respective affiliates by the Executive, and

WHEREAS, the Corporation desires to provide severance compensation to the Executive upon the occurrence of certain events,

WHEREAS, the Board has determined that it is in the best interests of the Corporation and its affiliates to encourage in advance the continued loyalty of the Executive as well as the Executive’s continued attention to his assigned duties and objectivity in the event of a threatened or possible change in control of the Corporation;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean: shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Corporation, (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Corporation, or (iii) the Executive materially breaches any agreement with the Company and fails to cure such breach within 15 days of receipt of notice, unless the act is incapable of being cured.

“Change in Control” shall mean any of the following: (i) the sale or partial sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire shares of capital stock of the Corporation representing at least twenty five (25%) of the fully diluted capital stock (including warrants, convertible notes, and preferred stock on an as converted basis) of the Corporation; (ii) the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire all or substantially all of the Corporation’s assets determined on a consolidated basis, or (iii) Incumbent Directors (as defined below) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board.

“Incumbent Directors” shall mean persons who, as of the Effective Date, constitute the Board.

“Good Reason” shall mean the occurrence of any of the following events: (i) any diminution of duties inconsistent with Executive’s authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) beginning six months after the date of this Agreement any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of ten (10) days following written notice to the Corporation by Executive of such non-payment; (iii) a material change in the geographic location at which the Executive provides services to the Corporation, provided that such change shall be more than thirty (30) miles from such location; (iv) the consummation of any Change in Control Transaction; (v) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days, except as provided in clause (ii).

“Total Disability” shall mean the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period.

2. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

3. Duties. The Executive shall serve as the Chief Operating Officer and Secretary of the Corporation, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of the Corporation. The Executive shall report directly to the Board.

4. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of two (2) years commencing on the Effective Date. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than ninety (90) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

5. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal bi-weekly installments during the Term, the sum of $190,000 per year (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary shall be increased annually by 4.5%. Except as provided for herein the Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it. Further, the Executive’s Base Salary may not be decreased during the Term.

(b) In addition to the Base Salary set forth in Section 5(a), the Executive shall be entitled to receive an annual cash bonus in an amount to be determined by the Board or the Compensation Committee of the Board to the extent one exists (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee or Board annually. Bonuses shall be paid by the Corporation to the Executive promptly after determination that any relevant targets have been met, to the extent they are performance based, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Corporation’s annual audit and public announcement of such results and shall be paid promptly following the Corporation’s announcement of earnings.

(c) Equity Awards. Executive shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board (or any successor or replacement plan adopted by the Board) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(d) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time. The Corporation shall pay the Executive $500 per month to cover telephone and internet expenses, paid by the Executive. If the Corporation does not provide office space to the Executive the Corporation will pay the Executive an additional $500 per month to cover expenses in connection with their office space needs or expenses of a virtual office.

(e) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives, including group family health insurance coverage and life insurance policies which shall be paid by the Corporation (the “Benefit Plans”).

(f) The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation. Such agreement shall provide for the indemnification of the Executive for the term of his employment. The Corporation shall maintain directors’ and officers’ insurance during the Term in an amount of not less than two Million Dollars ($2,000,000).

6. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death or Total Disability;

(ii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 4, above;

(iii) at the Executive’s option;

(iv) at the Executive’s option, in the event of an act by the Corporation, constituting Good Reason for termination by the Executive; and

(v) at the Corporation’s option, in the event of an act by the Executive, constituting Cause for termination by the Corporation.

7. Effects of Termination.

(a) Termination by Death or Disability. Upon termination of the Executive’s employment pursuant to Section 6(a)(i), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of twelve (12) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability, and (iii) the immediate vesting of all equity incentive shares, options, or restricted stock, which shall be distributed to the Executive or his beneficiaries in accordance with the provisions of this Agreement.

(b) Termination at the end of a Term. Upon termination of the Executive’s employment pursuant to Section 6(a)(ii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated for Good Reason by the Executive.

(c) Termination by the Executive for Good Reason. Upon termination of the Executive’s employment pursuant to Section 6(a)(iv) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the end of the Term or any then applicable extension of the Term and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) a cash payment equal to the Executive’s Base Salary, to be paid in a single lump sum payment not later than fifteen (15) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment. In addition, all equity incentive shares, options or restricted stock shall be immediately vested upon termination of Executive’s employment pursuant to Section 6(a)(iv) or by the Corporation without “Cause”.

(d) Termination by the Corporation for Cause or by the Executive Without Good Reason. Upon termination of the Executive’s employment pursuant to Section 6(a)(iii) or (v), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination. Executive shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

8. Change of Control Payment. The provisions of this Section 8 set forth certain terms of an agreement reached between Executive and the Corporation regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Corporation. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change of Control.

(a) Change in Control

(i) If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Corporation without Cause as defined in Section 1 or Executive terminates his employment for Good Reason as provided in Section 1, then the Corporation shall pay Executive a lump sum in cash in an amount equal to two (2) times the sum of (A) Executive’s current Base Salary plus (B) Executive’s prior year cash bonus and incentive compensation. Such lump sum cash payment shall be paid to Executive within fifteen (15) days following the date of termination of Executive’s employment; and

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other equity-based awards granted to Executive by the Corporation shall immediately accelerate and become exercisable, non-forfeitable, or issued as of the effective date of such Change in Control. In addition, all restricted stock units held by the Executive shall become fully vested upon a Change of Control and the Executive shall be entitled to receive the shares of stock represented by such restricted stock units. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms, provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

(iii) The Corporation shall, for a period of two (2) years commencing on the date of termination of Executive’s employment, pay such health and life insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to receive health insurance coverage.

9. Vacations. The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, up to a maximum of ten (10) weeks, and shall carry over to the subsequent year.

10. Disclosure of Confidential Information.

(a) The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, data, know-how, and trade secrets, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

11. Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Corporation’s taxable year preceding the Corporation’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

12. Miscellaneous.

(a) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(b) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(c) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(d) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, when sent via electronic mail which receipt is acknowledge, when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(f) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York.

(g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION: BTCS, INC.

/s/ Charles Allen
By: Charles Allen
Title: CEO

EXECUTIVE: MICHAL HANDERHAN

/s/ Michal Handerhan